Filed pursuant to Rule 424(b)(3)
File No. 333-268247

UNITED STATES COPPER INDEX FUND

Supplement dated June 30, 2026

to

Prospectus dated April 24, 2026

This supplement contains information which amends, supplements or modifies certain information contained in the prospectus of United States Copper Index Fund (“CPER”) dated April 24, 2026 (the “Prospectus”). Please read it and keep it with your Prospectus for future reference.

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1.	The second paragraph of the section titled “CPER’s Investment Objective and Strategy”, on page 1 of the Prospectus, is hereby deleted and replaced with the following:

CPER seeks to achieve its investment objective by investing primarily in the Benchmark Component Copper Futures Contracts, and to a lesser extent, in other copper-related investments based on the Benchmark Component Copper Futures Contracts, other Eligible Copper Futures Contracts or other items based on copper, such as cash-settled options, forward contracts, cleared swap contracts and non-exchange traded (“over-the-counter” or “OTC”) transactions that are based on the price of copper, the Benchmark Component Copper Futures Contracts, other Eligible Copper Futures Contract and indices based on the foregoing (collectively, “Other Copper-Related Investments”). The following factors, among others, may impact CPER’s investments in Eligible Copper Futures Contracts or in Other Copper-Related Investments: risk mitigation measures (including those that may be taken by CPER, CPER’s futures commission merchants (“FCMs”), counterparties or other market participants), liquidity requirements, and market conditions. Market conditions that USCF currently anticipates could cause CPER to invest in Other Copper-Related Investments include, but are not limited to, those allowing CPER to obtain greater liquidity or to execute transactions with more favorable pricing. For convenience and unless otherwise specified, Benchmark Component Copper Futures Contracts, Eligible Copper Futures Contracts and Other Copper-Related Investments, collectively are referred to as “Copper Interests” in this prospectus.

2.	The third paragraph of the section titled “CPER’s Investment Objective and Strategy” on page 1 of the Prospectus is hereby deleted and replaced with the following:

USCF believes that market arbitrage opportunities will cause daily changes in CPER’s share price on the NYSE Arca on a percentage basis to closely track daily changes in CPER’s per share NAV on a percentage basis. USCF believes that the net effect of this expected relationship and the expected relationship described above between CPER’s per share NAV and the SCI will be that the daily changes in the price of CPER’s shares on the NYSE Arca on a percentage basis will closely track the daily changes in the SCI on a percentage basis, less CPER’s expenses. CPER’s investments include the Benchmark Component Copper Futures Contracts and Other Copper Related Investments. While such investments are a measure of the prices of the corresponding commodities comprising the SCI for future delivery, there is nonetheless expected to be a reasonable degree of correlation between the SCI and the cash or spot prices of the commodities underlying the Benchmark Component Copper Futures Contracts.

3.	The fourth paragraph of the section titled “What are the Trading Policies of CPER? – Investment Objective” on page 33 of the Prospectus is hereby deleted and replaced with the following:

CPER seeks to achieve its investment objective by investing primarily in the Benchmark Component Copper Futures Contracts, and to a lesser extent, in other copper-related investments based on the Benchmark Component Copper Futures Contracts, other Eligible Copper Futures Contracts or other items based on copper, such as cash-settled options, forward contracts, cleared swap contracts and non-exchange traded (“over-the-counter” or “OTC”) transactions that are based on the price of copper, the Benchmark Component Copper Futures Contracts, other Eligible Copper Futures Contracts and indices based on the foregoing (collectively, “Other Copper-Related Investments”). The following factors, among others, may impact CPER’s investments in Eligible Copper Futures Contracts or in Other Copper-Related Investments: risk mitigation measures (including those that may be taken by CPER, CPER’s futures commission merchants (“FCMs”), counterparties or other market participants), liquidity requirements, and market conditions. Market conditions that USCF currently anticipates could cause CPER to invest in Other Copper-Related Investments include, but are not limited to, those allowing CPER to obtain greater liquidity or to execute transactions with more favorable pricing. For convenience and unless otherwise specified, Benchmark Component Copper Futures Contracts, Eligible Copper Futures Contracts and Other Copper-Related Investments, collectively are referred to as “Copper Interests” in this prospectus.

4.	The fifth paragraph of the section titled “What are the Trading Policies of CPER? – Investment Objective” on page 33 of the Prospectus is hereby deleted and replaced with the following:

USCF believes that market arbitrage opportunities will cause daily changes in CPER’s share price on the NYSE Arca on a percentage basis to closely track daily changes in CPER’s per share NAV on a percentage basis. USCF believes that the net effect of this expected relationship and the expected relationship described above between CPER’s per share NAV and the SCI will be that the daily changes in the price of CPER’s shares on the NYSE Arca on a percentage basis will closely track the daily changes in the SCI on a percentage basis, less CPER’s expenses. CPER’s investments include the Benchmark Component Copper Futures Contracts and Other Copper Related Investments. While such investments are a measure of the prices of the corresponding commodities comprising the SCI for future delivery, there is nonetheless expected to be a reasonable degree of correlation between the SCI and the cash or spot prices of the commodities underlying the Benchmark Component Copper Futures Contracts.